Exhibit 10.1

FRANCESCA’S SERVICES CORPORATION

February 10, 2020

Re: Employment Letter Agreement

Dear Andrew:

Subject to the terms and conditions of this letter agreement (this “Agreement”), Francesca’s Services Corporation, a Texas corporation (“FSC”), Francesca’s Holdings Corporation, a Delaware corporation (“Parent”), and Francesca’s Collections, Inc., a Texas corporation (“FCI” and, collectively with FSC and Parent, the “Company”) desires to employ you on the terms and conditions of this Agreement. This Agreement is subject to the Company completing satisfactory background and reference checks and shall be effective as of the Effective Date.

1.  Employment; Compensation and Benefits.

(a)  Position and Duties. You shall serve as the Company’s President and Chief Executive Officer and as a member of the board of directors of Parent. During your Period of Employment (as defined below) with the Company, you agree to (i) devote substantially all of your business time, energy and skill to the performance of your duties for the Company, (ii) perform such duties in a faithful, effective and efficient manner and (iii) hold no other employment.

(b)  Period of Employment. Your start date will be March 9, 2020 (the “Effective Date”). Your “Period of Employment” begins on the Effective Date and is for an indefinite term, until terminated as provided in Section 2(a).

(c)  Base Salary. Your base salary (the “Base Salary”) shall be at an annualized rate of Seven Hundred Thousand Dollars ($700,000.00) and shall be paid in accordance with the Company’s regular payroll practices in effect from time to time.

(d)  Annual Bonus. You may be eligible for an annual incentive bonus based on the Company’s annual bonus plan that may exist from time to time. Your target annual incentive bonus amount for a particular fiscal year of the Company during the Period of Employment shall equal One Hundred Twenty Five Percent (125%) of your Base Salary for that fiscal year. With respect to the fiscal year in which the Effective Date occurs, you will be eligible for a bonus for such fiscal year, pro-rated to reflect the number of calendar days of your employment with the Company from the Effective Date through the end of the fiscal year and the Company’s performance for such period as determined by the Compensation Committee of the Parent’s Board of Directors (the “Compensation Committee”) in consultation with the Chief Executive Officer relative to performance goals previously established by the Compensation Committee for fiscal 2020 bonuses for the Company’s other senior executives. Such annual incentive bonus shall be paid following completion of the applicable fiscal year at such time as bonuses are generally paid to the Company’s executives.

(e)  Relocation Assistance. In connection with your execution of this Agreement, you will be entitled to relocation assistance as follows:

(i) A moving and relocation lump-sum payment of Two Hundred Thousand Dollars ($200,000), to be paid to you with your first payment of Base Salary (the “Relocation Payment”). If you voluntarily terminate your employment without Good Reason or your employment is terminated with Cause in accordance with Section 2(a) prior to the second anniversary of the Effective Date, you agree to reimburse the Company (i) 100% of the Relocation Payment if such termination occurs prior to the first anniversary of the Effective Date and (ii) for a prorated portion of an amount equal to 1/2 of the Relocation Payment based on the portion of the second year of employment not completed (for example, $100,000 to be repaid if you are employed for zero days of the second year, with a reduction of 1/365 of $100,000 (approximately $273.97) for each additional day of the second year during which you are employed).

(ii) Reimbursement of travel costs (business class or economy air tavel) and lodging costs for two trips from New York to Houston for you and your immediate family in connection with procuring permanent housing in the Houston metropolitan area, subject to the Company’s policy for reimbursement of employee travel expenses.

(iii) The procurement of furnished temporary housing in the Houston metropolitan area reasonably acceptable to you and the Company, to be paid for by the Company and made available to you from a date mutually agreed by you and the Company until June 30, 2020.

(iv) You acknowledge that the Relocation Payment and other relocation assistance provided under this Agreement provides for non-deductible moving and relocation expenses and will be included in your gross income as wages and subject to withholding of all applicable taxes.

(f)  Legal Expenses. The Company agrees to reimburse you promptly for the reasonable and documented fees and expenses of your legal counsel in connection with the review and preparation of this Agreement, in an amount not to exceed Ten Thousand Dollars ($10,000).

(g)  Retirement, Welfare and Fringe Benefits. During the Period of Employment you shall be entitled to participate in all employee savings and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time. You will be eligible for twenty (20) days of paid-time-off each year in accordance with the Company’s policies.

(h)  RSU Grants. In connection with your actual commencement of employment with the Company as of the Effective Date, you will be granted the following awards of restricted stock units relating to Parent’s common stock in accordance with the Francesca’s Holdings Corporation 2015 Equity Incentive Plan (the “Plan”):

(i) An award on the same terms and conditions as the annual awards of performance shares granted to the Company’s other executive officers in March 2020 for the Company’s 2020 fiscal year (including the performance metrics, goals and weightings applicable to such awards), with the target number of shares subject to such award to be determined by dividing (A) the product obtained by multiplying (x) Five Hundred Thousand Dollars ($500,000), by (y) a fraction, the numerator of which is the number of calendar days between the Effective Date and the last day of the Company’s 2020 fiscal year and the denominator of which is three hundred sixty-five (365), by (B) the closing price of a share of Parent’s common stock on The Nasdaq Stock Market on the last trading day prior to the Effective Date. Such award will be made in March 2020 in connection with the setting of the aforementioned performance metrics, goals and weightings.

(ii) An award of a number of time-vested shares determined by dividing (A) Five Hundred Thousand Dollars ($500,000), by (B) the closing price of a share of Parent’s common stock on The Nasdaq Stock Market on the last trading day prior to the Effective Date, such award to vest (x) with respect to one-third (1/3rd) of the shares on first anniversary of the Effective Date if your employment with the Company continues through the first anniversary of the Effective Date, (y) with respect to one-third (1/3rd) of the shares on the second anniversary of the Effective Date if your employment with the Company continues through the second anniversary of the Effective Date and (z) with respect to the remaining one-third (1/3rd) of the shares on the third anniversary of the Effective Date if your employment with the Company continues through the third anniversary of the Effective Date.

Each of these grants will be evidenced by a Restricted Stock Unit Award Agreement, be subject to the approval of the Compensation Committee, and be in accordance with the terms and conditions of the Plan.

(i)  Future Long-Term Incentive Grants. During the Period of Employment, you shall be eligible to be granted an award under the Company’s long-term incentive program for the Company’s fiscal year that begins in February 2021 and each fiscal year thereafter. The grant level and terms for each such grant shall be established by the Compensation Committee in its sole discretion. It is expected that the grant date fair value (as determined by the Company based on its usual equity award valuation methodology and assumptions) of the target number of shares subject to the award or awards that you are granted in each year will have a value, in the aggregate, of not less than One Million Dollars ($1,000,000).

(j) Long-Term Incentive Grants Subject to Availability of Shares. You acknowledge and understand that the Parent does not have, as of the date hereof, a sufficient number of shares authorized in order to make the performance share grants set for in Sections 1(h) and 1(i). The availability of such shares is subject to approval by Parent’s stockholders of additional authorized shares. In the event that any of the awards under Section 1(h) become fully vested prior to such approval, you will be eligible for cash payments in lieu of the applicable shares in an amount equivalent to the value of such vested awards, under the terms of your Restricted Stock Unit Award Agreements.

(k) Additional Cash Performance Incentive. During the Period of Employment, you will be eligible for a performance incentive payable in cash (the “Cash Performance Incentive”) as follows:

(i) If, at any time from and including the 6 month anniversary of the Effective Date and to and including the 18 month anniversary of the Effective Date (the “Test Period”), the Average Market Capitalization (as defined in Section 3(f) below) of the Company exceeds the thresholds specified below, you shall be entitled to receive the amounts specified below as a cash performance incentive:

Average Market Capitalization Threshold	Cumulative Payment[1]
$50.0 million	$65,000
$75.0 million	$175,000
$100.0 million	$275,000

For example, during the Test Period, if (x) the highest Average Market Capitalization of the Company achieved on any trading day is $51.0 million, you will be entitled to $65,000, (y) the highest Average Market Capitalization of the Company achieved on any trading day is $76.0 million, you will be entitled to a total of $175,000 and (z) the highest Average Market Capitalization achieved on any trading day is $101.0 million, you will be entitled to a total of $275,000, regardless of whether the Average Market Capitalization was lower at some other time during the Test Period.

(ii) The Cash Performance Incentive shall be paid with the next payment of Base Salary due following the achievement of the applicable Average Market Capitalization Threshold(s). For the avoidance of doubt, no Cash Performance Incentive shall be payable with respect to any achievement of any Average Market Capitalization Threshold occurring prior to or following the Test Period and the total of all Cash Performance Incentive payments shall in no circumstances exceed $275,000.

1 Inclusive of payments already made with respect to any lower threshold.

2.  Termination and Severance.

(a)  Termination. Your employment by the Company may be terminated by the Company: (i) immediately upon notice, with Cause (as defined below), or (ii) with no less than thirty (30) days’ advance written notice to you, without Cause, or (iii) immediately in the event of your Disability (as defined below) or your death. In the event that you are provided with notice of termination without Cause pursuant to clause (ii) above, the Company will have the option to place you on administrative leave during the notice period. You may terminate your employment by the Company: (x) with Good Reason (as defined below) with no less than seven (7) days’ advance written notice to the Company or (y) for any reason with no less than thirty (30) days’ advance written notice to the Company. Any termination of your employment (by you or by the Company) must be communicated by written notice from the terminating party to the other party. Such notice of termination must be hand delivered (if to the Company, to the Company’s General Counsel) and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination. The date your employment by the Company terminates is referred to herein as your “Severance Date.”

(b)  Benefits upon Termination. Regardless of the reason for the termination of your employment with the Company, in connection with such termination the Company will pay you (on or within 30 days following your Severance Date) your accrued but unpaid Base Salary as of the date of termination, any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date, any earned benefits to which you are entitled as of the date of termination pursuant to the terms of any compensation or benefit plan to the extent permitted by such plans, your accrued and unused vacation (if any) and you will be entitled to any benefits that are due to you under the Company’s 401(k) plan in accordance with the terms of that plan, and if the termination of your employment occurs due to your death or disability prior to the end of any fiscal year, a pro rata annual incentive bonus for such fiscal year in which employment termination occurs (based on actual business days in such fiscal year prior to such employment termination, divided by total annual business days) determined and paid based on actual performance achieved for such fiscal year against the performance goals for that fiscal year. Upon termination, the terms and conditions applicable to any stock incentive awards will control as to the consequences of a termination of your employment on those awards; provided that upon termination by the Company without Cause (as defined below) or termination by you with Good Reason, you will in all events be entitled to the benefits of any time-vested shares as to which the required period of service has been completed prior to termination and the benefits of any performance-vested shares as to which annual performance goals have been satisfied prior to termination. In addition to the foregoing, if your employment with the Company terminates as a result of a termination by the Company of your employment without Cause or if you terminate your employment with Good Reason, you will (subject to the other conditions set forth in Section 2(c) below) be entitled to receive, subject to tax withholding and other authorized deductions, an aggregate amount equal to one and one-half (1.5) times your Base Salary as in effect on the Severance Date (the “Severance Benefit”). Subject to Section 5, the Company will pay this benefit to you in substantially equal installments (each in the applicable fraction of the aggregate benefit) in accordance with the Company’s standard payroll practices over a period of twelve (12) months, with the first installment payable in the month following the month in which your Separation from Service (as such term is defined below) occurs; provided however, that notwithstanding anything to the contrary in this Agreement, upon your acceptance of employment with another employer (x) that constitutes a consulting engagement, part time employment or similar employment without a package of benefits customary for full time employment, any remaining installments of the Severance Benefit shall be reduced dollar for dollar by the amount of pro rata annual compensation that the you receive from your new employer and (y) that constitutes full time employment with a package of benefits customary for full time employment, your entitlement to any remaining installments of the Severance Benefit shall terminate and such amounts shall no longer be payable. The Company shall arrange for you to continue to participate (through COBRA or otherwise), on substantially the same terms and conditions as in effect for you (including any required contribution by the Company) immediately prior to such termination, in the medical, dental, disability and life insurance programs provided to the you pursuant to Section 1(g) hereof until the earlier of (i) the end of the 12 month period beginning on the effective date of the your termination of employment hereunder, or (ii) such time as the you are eligible to be covered by comparable benefit(s) of a subsequent employer. You agree to notify the Company promptly if and when you begin employment with another employer and if and when you become eligible to participate in any benefit or other welfare plans, programs or arrangements of another employer.

(c)  Conditions for Receipt of Severance Benefit. Notwithstanding anything to the contrary herein, if the Severance Benefit is otherwise due to you and, at any time, you breach any obligation under Section 6 of this Agreement, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, you will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining portion of the Severance Benefit. In addition, in order to receive any Severance Benefit, you must, upon or promptly following (and in all events, within twenty-one (21) days of, unless a longer period of time is required by applicable law) your Severance Date, provide the Company with a customary separation agreement which shall contain a valid, executed general release agreement in a form reasonably acceptable to the Company, and such release shall have not been revoked. In the event a period longer than twenty-one (21) days is required by applicable law, then the first installment of the Severance Benefit shall remain payable in the month following the month in which your Separation from Service (as such term is defined below) occurs, provided that if you fail to provide the Company with the executed general release agreement described above (or have otherwise revoked the release), any further installments of the Severance Benefit shall cease at such time and shall no longer be payable to you. You agree and acknowledge that such separation agreement may contain additional customary restrictive covenants, including, without limitation, non-solicitation covenants and non-disparagement covenants.

(d)  Exclusive Remedy. You agree that should your employment by the Company terminate for any reason, the payments and benefits contemplated by this Agreement and, if applicable, the Change In Control Letter Agreement, with respect to the circumstances of such termination shall constitute the exclusive and sole remedy for any such termination of your employment and you agree not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. You agree that, in the event of a termination of your employment, you are not and will not be entitled to severance benefits under any other agreement, plan, program, or policy of the Company.

3.  Certain Defined Terms. As used in this Agreement, the following terms shall be defined as follows:

(a)  “Cause” shall mean that one or more of the following has occurred: (i) you have been convicted of or pleaded no contest to a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction); (ii) you have engaged in acts of fraud, dishonesty or other acts of material misconduct in the course of your duties; (iii) your abuse of narcotics or alcohol that has or may reasonably harm the Company; (iv) any violation by you of the Company’s written policies; (v) your failure to perform or uphold your duties and/or you fail to comply with reasonable directives of the Parent’s Board of Directors, as applicable; or (vi) any breach by you of any provision of Section 6, or any material breach by you of this Agreement or any other contract you are a party to with the Company. Any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board, provided that no such determination may be made until you have been given written notice detailing the specific event constituting such Cause and a period of thirty (30) days following receipt of such notice to cure such event (if susceptible to cure), and, if such event is not curable or is not cured, an opportunity to meet with the Chair of the Board (or another designee of the Board) to discuss the specific circumstances alleged to give rise to the Cause event. Subject to your right to cure and/or meet with the Chair or other Board designee, if your employment is terminated for Cause, the termination shall take effect on the effective date of such termination as specified in the written notice of such termination delivered to you.

(b)  “Disability” shall mean a physical or mental impairment which renders you unable to perform the essential functions of your employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 180 days in any 12-month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(c)  “Separation from Service” occurs when you die, retire, or otherwise have a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

(d)  “Good Reason” shall mean the following events without your express written consent: (i) the assignment to you by the Board of any duties or responsibilities which are materially inconsistent with your position as President and Chief Executive Officer or a material reduction in duties and responsibilities exercised by you, or a loss of the title of President and/or Chief Executive Officer, except in connection with the termination of employment for Cause or Disability or death, (ii) a relocation of the headquarters of the Company outside of the Houston metropolitan area that requires a relocation by you of greater than 50 miles, (iii) a reduction in your Base Salary or Annual Bonus as in effect from time to time, (iv) you are removed from the Board or the Board fails to nominate you for election to the Board of Directors at an annual meeting of shareholders (in each case other than solely due to (x) any future stock exchange or other legal requirement prohibiting management directors, (y) the failure of the requisite stockholders to elect you following your nomination or (z) a proposal by shareholders not approved or supported by the Board that is approved at the annual meeting of shareholders and precludes your election) or (v) any material breach by the Company of any provision of this Agreement, the Change in Control Letter Agreement, or any equity grant agreements as provided herein which is not cured to your reasonable satisfaction within thirty (30) days after written notice has been provided to the Company.

(e) “Market Capitalization” shall mean, as of any trading day, the product of (x) the aggregate number of shares of common stock of the Company outstanding at market close on such day and (y) the closing price of a share of Parent’s common stock on The Nasdaq Stock Market on such day.

(f) “Average Market Capitalization” shall mean, as of any date of determination, the quotient obtained by dividing (x) the sum obtained by adding together the Market Capitalization of the Company for each trading day during the immediately preceding 30 trading day period completed prior to such date over (y) 30.

(g) “Change in Control Letter Agreement” shall mean the letter agreement between the Parent and you of even date herewith, providing for certain contingent benefits in connection with a change in control of the Company.

4.  Limitation on Benefits. In the event that the payment and other benefits provided for in this Agreement, in the Change in Control Letter Agreement, or otherwise payable to you (i) constitute "parachute payments" within the meaning of Section 280G of the Code and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then your payments and benefits will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

If a reduction in severance and other payments and benefits constituting "parachute payments" is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted "contingent on a change in ownership or control" (within the meaning of Code Section 280G), (iii) cancellation of accelerated vesting of equity awards, and (iv) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your equity awards.

If requested by you in connection with a Change of Control, a determination required under this Section 4 will be made in writing by the Company’s independent public accountants engaged by the Company for general audit purposes immediately prior to the Change in Control (the "Accountants"), whose good faith determination will be conclusive and binding upon you and the Company for all purposes. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, or if such firm otherwise cannot perform the calculations, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.

5.  Section 409A. It is intended that any amounts payable under this Agreement and the Company’s and your exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent. If you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of your Separation from Service and you are entitled to the Severance Benefit, you shall not be entitled to any payment or benefit pursuant to Section 2(b) until the earlier of (i) the date which is six (6) months after your Separation from Service for any reason other than your death, or (ii) the date of your death. The provisions of the preceding sentence shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to you upon or in the six (6) month period following your Separation from Service that are not so paid by reason of such 6-month delay provision shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after your Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of your death).

6.  Protective Covenants.

(a)    Confidential Information.

(i)  You shall not disclose or use at any time, either during the Period of Employment or thereafter, any Trade Secrets and Confidential Information (as defined below) of which you become aware, whether or not such information is developed by you, except to the extent that such disclosure or use is directly related to and required by your performance in good faith of duties for the Company. You will take all appropriate steps to safeguard Trade Secrets and Confidential Information in your possession and to protect it against disclosure, misuse, espionage, loss and theft. You shall deliver to the Company at the termination of your employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Trade Secrets and Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its affiliates which you may then possess or have under your control. Notwithstanding the foregoing, you may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof.

(ii)  For purposes of this Agreement, “Trade Secrets and Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by you while employed by the Company or any predecessors thereof concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Trade Secrets and Confidential Information will not include any information that has been published (other than a disclosure by you in breach of this Agreement) in a form generally available to the public prior to the date you propose to disclose or use such information. Trade Secrets and Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(iii)  For purposes of this Agreement, “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by you (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the Effective Date) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that you may have discovered, invented or originated during your employment by the Company or any of its affiliates prior to the date hereof, that you may discover, invent or originate during your employment or at any time following the termination of your employment with the Company, shall be the exclusive property of the Company and its affiliates, as applicable, and you hereby assign all of your right, title and interest in and to such Work Product to the Company or its applicable affiliate, including all intellectual property rights therein. You shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its affiliates’, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its affiliates’, as applicable) rights therein. You hereby appoint the Company as your attorney-in-fact to execute on your behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company, the Company’s (and any of its affiliates’, as applicable) rights to any Work Product.

(b)  Restriction on Competition. During your employment with the Company and twelve (12) months following the termination of your employment with the Company (regardless of the reason for such termination and regardless of whether or not you are entitled to the Severance Benefit) (the “Restricted Period”), you shall not directly or indirectly, individually or on behalf of any other person or entity, manage, participate in, work for, consult with, render services for, or take an interest in (as an owner, stockholder, partner or lender) any Competitor. For purposes of this Agreement, “Competitor” means a Person that at any time during the period of time during which you are employed by the Company, or any time during the Restricted Period engages, within North America (the “Restricted Geography”) in the business of operating retail stores and/or websites for the sale of women’s apparel, jewelry, accessories, gifts, greeting cards, picture frames and related items or any other business that the Company is engaged in, or reasonably anticipates becoming engaged in. As used herein, the term ‘retail stores’ shall not include: (i) stores that are operated in thirty-thousand or greater square feet; (ii) department stores such as Macy’s, Dillard’s, JCPenney, Nordstrom, Target, Walmart etc.; and (iii) the following named stores; Burlington Coat Factory, Marshall’s, Dollar General, Family Dollar, DSW, FootLocker, and Dick’s Sporting Goods. The parties hereto agree that the Company intends to engage in business in additional geographies within North America, even if it does not currently do so, and therefore the scope of the foregoing is reasonable. Nothing herein shall prohibit you from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as you have no active participation in the business of such corporation. The term “Person” as used in this Agreement shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(c)  Non-Solicitation of Employees and Consultants. During your employment with the Company and during the Restricted Period, you will not, and should be enjoined (if necessary) from being able to directly or indirectly through any other Person: (i) induce or attempt to induce any employee or independent contractor of the Company or any affiliate of the Company to leave the employ or service, as applicable, of the Company or such affiliate, or in any way interfere with the relationship between the Company or any such affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand, or (ii) hire any person who was an employee of the Company or any affiliate of the Company until twelve (12) months after such individual’s employment relationship with the Company or such affiliate has been terminated.

(d)  Non-Solicitation of Customers; Non-Disparagement. During your employment with the Company and during the Restricted Period, you will not, and should be enjoined (if necessary) from being able to directly or indirectly through any other Person: (i) influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any affiliate of the Company to divert their business away from the Company or such affiliate; and (ii) interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.

You agree that you will not disparage, ridicule or criticize the Company or its affiliates and its and their present and former employees, directors and officers, or make any remarks or statements that could reasonably be construed as disparaging, ridiculing or criticizing any of them; provided, however, the foregoing shall not prohibit you from giving truthful testimony in any legal proceeding pending before any agency or court of the United States or state government or in any arbitration proceeding relating to this Agreement. The Company agrees that it and its subsidiaries, employees, directors and agents will not disparage, ridicule or criticize you, or make any remarks or statements that could reasonably be construed as disparaging, ridiculing or criticizing you; provided, however, the foregoing shall not prohibit the Company and its subsidiaries, employees, directors and agents from giving truthful testimony in any legal proceeding pending before any agency or court of the United States or state government or in any arbitration proceeding relating to this Agreement.

(e)  Understanding of Covenants. You acknowledge and agree that the Company would not have entered into this Agreement, providing for severance protections to you on the terms and conditions set forth herein, but for your agreements herein. You agree that the foregoing covenants set forth in this Section 6 (the “Restrictive Covenants”) are reasonable, including in temporal and geographical scope, and in all other respects, and necessary to protect the Company’s and its affiliates’ Trade Secrets and Confidential Information, good will, stable workforce, and customer relations. The parties hereto intend that Restrictive Covenants shall be deemed to be a series of separate covenants, one for each county or province of each and every state or jurisdiction within the Restricted Area and one for each month of the Restricted Period. You understand that the Restrictive Covenants may limit your ability to earn a livelihood in a business similar to the business of the Company and any of its affiliates, but you nevertheless believe that you have received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given your education, skills and ability), you do not believe would prevent you from otherwise earning a living. You agree that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to your detriment.

(f)  Enforcement. You agree that a breach by you of any of the covenants in this Section 6 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, you agree that in the event of any breach or threatened breach of any provision of this Section 6, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6, or require you to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 6, if and when final judgment of a court of competent jurisdiction is so entered against you.

7.  Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

8.  Successors and Assigns. This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

9.  Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS TO BE APPLIED.

10.  Severability. If any provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable for any reason, such finding shall not affect, impair or invalidate the remainder of this Agreement. If any aspect of any restriction herein is too broad or restrictive to permit enforcement to its fullest extent, you and the Company agree that any court of competent jurisdiction shall modify such restriction to the minimum extent necessary to make it enforceable and then enforce the provision as modified.

11.  Entire Agreement, Amendment and Waiver. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written communications respecting such subject matter. This Agreement shall not be modified, amended or in any way altered except by written instrument signed by you and by an officer of the Company duly authorized by Parent’s Board of Directors to execute such instrument. A waiver by either party hereto of any rights or remedies hereunder on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

12.  Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

13.  Remedies. Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement. If any civil action or legal proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled whether or not taxable as cost.

14.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.

15. Mediation. Each of the parties agrees that for a period of ten (10) business days they will negotiate in good faith to resolve any dispute arising under this Agreement and if such good faith negotiations fail, that prior to commencing any claims for breach of this Agreement (except to pursue injunctive relief) to submit, for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS New York Resolution Center (or any successor location), pursuant to the procedures of JAMS Mediation Rules conducted in the State of New York

[Signature page follows]

IN WITNESS WHEREOF, you and the Company have executed this Agreement as of February 10, 2020.

Francesca’s Services Corporation
a Texas corporation
Francesca’s Collections, Inc.
a Texas corporation
Francesca’s Holdings Corporation
a Delaware corporation

By:	/s/ Cindy Thomassee
Cindy Thomassee, CFO

AGREED BY:

/s/ Andrew Clarke
Andrew Clarke

15